Nicor Gas Company
                                                                       Form 10-Q
                                                                   Exhibit 18.01



May 2, 2003

Northern Illinois Gas Company
Naperville, Illinois


Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended March 31, 2003, of the facts relating to the change in method of allocating annual depreciation expense to interim periods. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of Northern Illinois Gas Company and its subsidiary as of any date or for any period subsequent to December 31, 2002. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the consolidated financial position, results of operations, or cash flows of Northern Illinois Gas Company and its subsidiary as of any date or for any period subsequent to December 31, 2002.


Yours truly,

Deloitte & Touche LLP
Chicago, Illinois